Exhibit 10.38

EXCLUSIVE LICENSE AGREEMENT

by and between

The Beth Israel Deaconess Medical Center and

Primatope Therapeutics Inc.

dated as of November 1, 2013

[***] Certain information in this document has been excluded pursuant to
Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

THIS AGREEMENT is made as of November 1, 2013 by and between The Beth Israel Deaconess Medical Center, Inc., a Massachusetts nonprofit corporation, having its principal place of business at 330 Brookline Avenue, Boston, MA 02215 ("Licensor"), and Primatope Therapeutics Inc, Inc. a for-profit corporation having a place of business at 508 Dudley Road, Suite 400 Newton, MA 02459 ("Licensee").

WHEREAS Licensor co-owns the Licensed Patent (as hereinafter defined) with Emory University ("Emory") and has a written agreement with Emory allowing Licensor to act on Emory's behalf in the execution of this Agreement; and

WHEREAS Licensor desires to have Licensed Technology, as hereinafter defined, developed and used for the benefit of the Licensor and the public in accordance with 35 U.S.C.

§ 200 et seq. and the regulations promulgated thereunder, as amended (hereinafter referred to as the "Federal Patent Policy"); and

WHEREAS Licensee wishes to obtain an exclusive license to make, have made, use, lease and sell products covered by the Licensed Patent in accordance with the Federal Patent Policy and the terms and conditions of this Agreement; and

WHEREAS Licensor wishes to grant such license to Licensee under the terms and conditions as set forth in this Agreement; and

Licensor and Licensee have therefore agreed as follows:

1.	DEFINITIONS

The following terms shall have the meanings indicated in this Agreement.

1.1	Agreement shall mean this Agreement, including all schedules and attachments hereto.

1.2Affiliate shall mean any company, corporation, business or entity controlled by, controlling, or under common control with either Licensee or Licensor. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of such corporation or other business or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent), or having the power to control the general management of such company, corporation, business or entity, by contract, law or otherwise.

1.3	Applicable Percentage -- see Schedule 3.1(iii) attached hereto.

1.4Biological Materials means tangible biological materials that are necessary for the effective exercise of the Patent Rights, which materials are described on Exhibit A, as well as tangible materials that are routinely produced through use of the original materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and substances routinely purified from a source material included in the original materials (such as, recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods). Exhibit A shall be periodically amended to include any additional Biological Materials that Medical School may furnish to Company

1.5Combination Product shall mean a product that includes the Licensed Product and one or more therapeutically useful products other than the Licensed Product.

1.5Confidential Information shall mean any and all information of or about a Party including all information relating to any technology, product, process or intellectual property of such Party (including, but not limited to, owned or licensed intellectual property rights, data, know-how, samples, technical and non-technical materials and specifications) as well as any business plan, financial information or other confidential commercial information of or about such Party. Notwithstanding the foregoing, information of or about a Party shall not be considered Confidential Information with respect to such Party to the extent that the Party possessing such information can demonstrate by written record or other suitable competent evidence that:

(i)	such information was lawfully in such Party's possession or control prior to the time such information was disclosed to such Party by the Party to whom the information relates;

(ii)	such information was developed by such Party independently of and without reference to Confidential Information, provided, however that without limiting the generality of the foregoing, the Confidential Information of Licensor shall not become Confidential Information of Licensee by virtue of this Agreement;

(iii)such information was lawfully obtained by such Party from a third party under no obligation of confidentiality to the Party to whom such information relates; or

(iv)	such information was at the time it was disclosed or obtained by such Party, or thereafter became, publicly known otherwise than through a breach by such Party of such Party's obligations to the Party to whom such information relates.

1.6	Effective Date shall mean November 1, 2013.

1.7Federal Patent Policy shall mean 35 U.S.C. § 200 et seq. and all regulations promulgated thereunder, as amended, and any successor statutes or regulations.

1.8	Licensed Field shall mean the field described in Schedule 1.8.

1.9	FDA shall mean the United States Food and Drug Administration.

1.10	Licensed Patents shall mean any of the patent applications described on Schedule 1.10 that may issue, together with any provisional applications, continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals or extensions thereof or substitutes therefor, of the foregoing, and any foreign counterparts, and any patent issuing therefrom.

1.11Licensed Know-how shall mean all technology, inventions, technical information, biological materials and the like, whether patentable or not, that are

(i)	related to any patent applications or patents included in the Licensed Patents that were discovered, invented or developed by the inventors of the Licensed Patents prior to the Effective Date of this Agreement;

(ii)	which is necessary or useful in connection with the manufacture, use or sale of any product described in any such patent application or patent; and

(iii)	which constitutes and continues to constitute Confidential Information of the Licensor.

1.12	Licensed Territory shall mean any te1Titory described in Schedule 1.12.

1.13	Licensed Technology shall mean the Licensed Patents, Biological Materials, and the Licensed Know-how.

1.14	Licensed Product shall mean

(i)any product the manufacture, use or sale of which would be covered by a Pending Claim, or absent the license granted by Licensor to Licensee herein, infringe any Valid Claim included in any Licensed Patent; or

(ii)	any product the manufacture, use or sale of which could not be commercialized without the incorporation or use in whole or in part of some or all of the Licensed Know-how; or any product developed in whole or in part through use of a process which is of material importance to the development of the product and which is covered by a pending claim or Valid Claim included in any Licensed Patent.

1.15Net Sale shall mean

(i)	in any case where any Licensed Product is sold or commercially disposed of for value, whether or not in an arm's length transaction, to an independent third party, the gross amount received for such Licensed Product, less the following permitted deductions to the extent that such items are reflected in the price charged and do not exceed reasonable and customary amounts in the country in which the transaction occurs: (a) trade and/or quantity discounts, or rebates actually taken or allowed, (b) credits or allowances given or made for rejections or return of any previously sold Licensed Product actually taken or allowed, (c) any tax or government charge (including any tax such as a value added or similar tax or government charge, but not including any tax levied with respect to income) levied on the sale, transportation, export, import, deliver or use of the Licensed Product and born by the seller thereof, (d) any charges for freight or insurance billed to the final customer, and (e) sales commissions that are actually granted to a third party distributor or selling agent;

(ii)	in any case where Net Sales are to be calculated for a Licensed Product included in a Combination Product, the total Net Sales of the Combination Product shall be multiplied by a fraction, A/A+B, where A is the gross selling price per unit, during the royalty-paying period in question, of the Licensed Product, and B is the gross selling price per unit of all other therapeutically useful components within the Combination Product sold during the royalty period in question. All calculations shall be performed on a country-by-country basis. As used herein, a "unit" shall mean the therapeutically useful content of the Licensed Product or Combination Product.

1.16First Commercial Sale shall mean the first bona fide arm's length sale to the general public of Licensed Product in any country following receipt of all regulatory approvals necessary to commence regular commercial scale sales of Licensed Product in such country.

1.17Party shall mean each party to this Agreement and their respective successors and permitted assigns.

1.18Pending Claim shall mean a claim directed to subject matter of a patent application pending in a United States or foreign Patent Office.

1.19Sublicensee shall mean any third party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.20Valid Claim shall mean a claim of an issued and unexpired patent included within the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.	LICENSE

2.1Grant of License. Licensor hereby grants to Licensee an exclusive, royalty- bearing license, including the right to grant sublicenses, under the Licensed Patents, to make, have made, use, have used, import, have imported, offer for sale, sell, and have sold Licensed Products in the Licensed Territory in the Licensed Field. Licensor also grants to Licensee a non-exclusive royalty-bearing license to the Licensed Know-How. In addition to the other terms and conditions of this Agreement, the license granted hereby is subject to the following:

(i)	Federal Patent Policy. To the extent that any invention included within the Licensed Technology has been partially funded by the United States Government, the United States Government retains certain rights in such research as set forth in the Federal Patent Policy. As a condition of the license granted hereby, Licensee shall comply with all commercially reasonable aspects of the Federal Patent Policy applicable to the Licensed Technology in the Licensed Territory in the Licensed Field. Nothing contained in this Agreement obligates or shall obligate Licensor to take any action which would conflict in any respect with its past, current or future obligations to the U.S. Government under the Federal Patent Policy with respect to the Licensed Technology in regard to work already performed or to be performed by Licensor. However, Licensor shall use its best efforts to take all necessary action to reserve for Licensee exclusive rights to the Licensed Technology in the Licensed Territory in the Licensed Field to the extent permitted under the Federal Patent Policy.

(ii)	Pre-existing Third Party Rights. All rights granted by Licensor to Licensee hereunder are subject to those pre-existing third party rights described on Schedule 2.l(ii).

(iii)	Licensor's Retained Rights. All rights granted by Licensor to Licensee hereunder are subject to the Licensor's retained rights which are as follows:

Notwithstanding the exclusive rights granted to Licensee hereunder, Licensor retains, for itself and its Affiliates, a royalty free right to make and use Licensed Products or use Licensed

Technology solely for research (including clinical research), teaching or other scientific or academic purposes.

Additional retained rights, if any, are set forth at Schedule 2.1(iii).

2.2Sublicensing. Licensee shall have the right to grant sublicenses consistent with the terms and conditions of this Agreement provided that Licensee shall be responsible for the operations of any Sublicensee relevant to this Agreement as if such operations were carried out by Licensee itself, including (without limitation) the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any Sublicense provides for such amount to be paid by the Sublicensee directly to Licensor. Except as Licensor may in its discretion otherwise agree in writing, any sublicense granted by Licensee under this Agreement shall provide for termination upon termination of this Agreement. The standard form of any sublicense agreement shall be consistent with the foregoing terms and other applicable provisions of this Agreement and shall be subject to prior approval by Licensor, which approval shall not be unreasonably withheld. Once Licensee obtains pre-approval of Licensor of the Standard Form Agreement, prior approval of sublicensing agreements by Licensor is not required; provided, however, Licensee shall obtain Licensor's prior written approval of the identity of each sublicensee, which approval shall not be unreasonably withheld. Licensee shall provide to Licensor a copy of all sublicense agreements within thirty days of executing the same.

2.3	Restriction of other Rights. No license is granted to any right not specifically listed or referenced in this Agreement.

3.	CONSIDERATION, RECORD-KEEPING AND PAYMENTS

3.1	Payments and Other Consideration.

(i)Licensing Fees. Licensee shall pay to Licensor those licensing fees specified in Schedule 3.1(i), at the time and in the manner specified therein.

(ii)Equity Interest. As partial consideration of the License Fee (i), Licensee shall issue to Licensor shares of [***] as specified in Schedule 3.1 (ii).

(iii)	Running Royalties. Licensee shall pay or cause to be paid to Licensor a running earned royalty to the Applicable Percentage of all Net Sales of any Licensed Product by Licensee or any Sublicensee as specified in Schedule 3.1(iii), at the times and in the manner specified therein.

(iv)Minimum Royalties. Licensee shall pay to Licensor the minimum royalty payments specified on Schedule 3.l(iv), at the times and in the manner specified therein.

(v)	Milestone Payments. Licensee shall pay or cause to be paid to Licensor those milestone payments specified in Schedule 3.1(v), on the terms and conditions specified therein.

(vi)	Sublicensing and Other Fees. Licensee shall pay to Licensor those sublicensing fees specified in Schedule 3.1(vi).

3.2Records. During the term of this Agreement and for [***] years thereafter, Licensee shall keep complete and accurate records of Licensee's and any Sublicensee's sales of Licensed Product and such other matters as may affect the determination of any amount payable to Licensor hereunder in sufficient detail to enable Licensor or Licensor's representatives independent authority to determine any amounts payable to Licensor under this Agreement. Licensee shall permit Licensor or its representatives, upon ten days prior notice and not more than once each calendar year, to examine its books, ledgers, and records, at a location where such records are maintained or other location mutually convenient for the parties, during regular business hours solely for the purpose of, and to the extent necessary, to verify any report required under this Agreement or the accuracy of any amount payable hereunder. Licensee shall also permit Licensor or its representatives, upon ten days prior notice to Licensee, to examine not more than once each calendar year, any documents relating to its sublicensing of the Licensed Technology, at a location where such records are maintained or other location mutually convenient for the parties, during regular business hours. Should any examination conducted by Licensor or its representatives pursuant to the provisions of this paragraph result in an increase of more than [***]% in any payment due Licensor hereunder, Licensee shall be obligated to pay any reasonable out of pocket expenses incurred by Licensor with respect to such examination.

3.3Reports. Upon initiating commercial sales within 90 days after March 31, June 30, September 30 and December 31 of each year, Licensee shall deliver to Licensor a true and accurate report, giving such particulars of the business conducted by Licensee and any Sublicensees during the preceding three (3) calendar months under the Agreement, as are pertinent to an accounting for any royalty or other payments hereunder. If no payments are due, it shall be so reported.

3.4Form of Payment; Taxes. All amounts payable to Licensor hereunder shall be payable in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Licensee shall be responsible for the payment of all withholding taxes imposed by any country on any royalty or other payment payable to Licensor hereunder and the percentage or other amounts payable to Licensor hereunder shall not be reduced to reflect the payment of any such withholding tax. All amounts payable to Licensor hereunder shall be payable in United States dollars in Boston, Massachusetts, or at such other place as Licensor may reasonably designate, provided, however, that if the law of any foreign country prevents any payment payable to Licensor hereunder to be made in Boston, Massachusetts, or as otherwise designated by Licensor or prevents any such payment to be made in United States dollars,

Licensor agrees to accept such royalty in form and place as permitted, including deposits by Licensee in the applicable foreign currency in a local bank or banks in such country designated by Licensee. If any currency conversion is required in connection with any payment to Licensor hereunder, such conversion shall be made at the buying rate for the transfer of such other currency as quoted by The Wall Street Journal on the last business day of the applicable accounting period, in the case of any payment payable with respect to a specified accounting period, or, in the case of any other payment, the last business day prior to the date of such payment.

3.5Interest.In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the calendar quarter to which such payment relates calculated at the annual rate of the sum of (a) [***] plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, or on the date the payment is made, whichever is higher, the interest being compounded on the last day of each calendar quarter, provided that in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of Licensor to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

4.	PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

4.1Patent Prosecution/Patent Costs. Licensor and Licensee shall prosecute and maintain the Licensed Patents as provided in Schedule 4.1.

4.2Confidential Information. Each Party shall maintain the Confidential Information of the other Party in confidence to the same extent that such Party maintains and protects its own Confidential Information, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement or with the express written consent of Party who provided such Confidential Information. Each Party also hereby agrees to take reasonable steps to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, sub contractors, sub-licensees or agents. The provisions of this paragraph shall not apply to any Confidential Information of a Party which is required to be disclosed by another Party to comply with any applicable laws or regulations, but only to the extent required by such law or regulation and further provided that the Party making any disclosure pursuant to the provisions of this sentence shall provide prior written notice of such disclosure to the other Party sufficiently in advance of such disclosure to allow such other Party to respond and to take reasonable and lawful action to avoid and/or minimize the degree of such disclosure.

4.3Enforcement of Intellectual Property Rights. In the case of any infringement of any Licensed Patent or any violation of any other intellectual property right contained in the Licensed Technology by any third party (an "Infringer") in the Licensed Field in the Licensed

Territory during the term of this Agreement, Licensee shall have the right and the obligation, at Licensee's expense, to cause such third party to cease such infringement and to otherwise enforce such Licensed Patent or such other intellectual property right. Licensor shall assist Licensee as reasonably requested, at Licensee's expense, in taking any such action against any such Infringer. Any amount recovered as a result of any action taken by Licensee hereunder shall [***]. If, following reasonable notice from the Licensor, Licensee shall fail to take any action against any Infringer which Licensor may reasonably deem necessary or desirable to prevent such infringement or violation, or to recover damages therefor, in addition to any other remedy available to it, Licensor may, upon notice to Licensee, take any steps Licensor may deem appropriate against such Infringer at Licensor's own expense. Licensee shall assist Licensor, at Licensor's expense, as reasonably requested in taking any such action against any such Infringer. Any amount recovered as a result of any such action taken by Licensor shall be [***]. This paragraph shall survive the termination or expiration of this Agreement.

4.4Infringement of Third Party Rights. Licensee shall promptly advise Licensor in writing of any notice or claim of any infringement and of the commencement against it of any suit or action for infringement of a third party patent made or brought against Licensee and based upon or arising under the license granted under this Agreement. In such event, Licensee shall have at all times the right to immediately cease commercialization and the right either to:

(i)	request that Licensor enter into negotiations with such third party, wherein such negotiations shall be conducted in collaboration with Licensee, to obtain rights for Licensee under the third party patent;

(ii)	request that Licensor, in collaboration with Licensee, defend such claim, suit or action at the parties joint effort and expense; or

(iii)	terminate this Agreement.

Licensor shall not be obligated to enter into negotiations with such third party to obtain rights for Licensee under the third party patent nor obligated to defend such claim, suit or action. If Licensor, in its sole discretion, elects to enter into negotiations with such third party to obtain rights for Licensee under the third party patent or if Licensor, in its sole discretion, elects to undertake at its own expense the defense of any such claim, suit or action, Licensee shall render Licensor all reasonable assistance that may be required by Licensor in the negotiations or in the defense of such claim, suit or action. Licensor has the primary right to control the defense of any such claim, suit or action by counsel of its own choice, suit or action in respect of which Licensee is a defendant by counsel of its own choice. The Parties agree to cooperate reasonably in any such defense.

Notwithstanding the foregoing, if Licensor has not within [***] days (or such lesser period of time as is necessary to avoid entry of a default judgment against Licensor or Licensee) from the date of receipt of request from Licensee, either entered into negotiations with such third party to obtain rights for Licensee under the third party patent or initiated legal action to defend such claim, suit or action, it shall, upon written request of Licensee, grant to Licensee the right to enter into such negotiations or defend such claim, suit or action. Licensee shall be entitled to deduct all reasonable expenses (including legal fees) incurred in entering into such negotiations or defending such claim, suit or action from royalties due Licensor.

Licensee shall not settle or compromise any such suit or action without the written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

5.	OPERATION UNDER THE LICENSE

5.1	Due Diligence.

(i)	General Obligation. Licensee shall use commercially reasonable efforts, which efforts shall not be less than the efforts expended by Licensee in connection with its other high priority development projects, to diligently commercialize the Licensed Technology. In the event that Licensee shall fail to comply with its general due diligence obligations under this paragraph, Licensee shall (i) within [***] days of Licensee's receipt of written notice of such failure, provide to Licensor a commercially reasonable plan to remedy such failure within a time period not to exceed [***] days from the date of Licensee's receipt of such notice and (ii) cure such failure in accordance with such plan within the time provided for under such plan.

(ii)Specific Due Diligence Obligations. Licensee shall also comply with each of the more specific due diligence requirements specified in Schedule 5.1.

(iii)	Reports. Licensee shall provide to Licensor at least once per year a report on its activities and efforts toward commercialization of the Licensed Technology in sufficient detail to allow Licensor to monitor Licensee's compliance with the due diligence provisions of this Agreement and shall provide to Licensor those additional reports, if any, specified in Schedule 5.1.

5.2Compliance with Law. Licensee shall comply with and shall insure that any Sublicensee complies with all government statutes and regulations that relate to Licensed Products, including, but not limited to, FDA statutes and regulations and the Export Administration Act of 1979 (50 App. U.S.C. §2401 et.seq.), as amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country.

Without limiting the generality of the foregoing, Licensee agrees that all Licensed Products used or sold in the United States shall be manufactured substantially in the United States to the extent required by and in compliance with the Federal Patent Policy.

5.3Marking. In addition to any markings which Licensee may, in its sole discretion, place on the Licensed Products, Licensee shall cause all Licensed Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by the United States law. Licensee shall similarly cause all Licensed Products and products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practice of such country.

5.4Publicity. Except as required by law, neither Licensor (and additionally Emory and Harvard) nor Licensee shall use the name of the other or its Affiliates, nor that of any staff member, employee, or student of the other or its Affiliates, or any adaptation thereof, in any advertising, promotional sales literature, offering materials, business plan or any other form of publicity without prior written consent obtained from the other party and from the individual staff member, employee or student if such individual's name is so used.

5.5Licensor Policies. Licensee acknowledges that Licensor's employees and the employees of Licensor's Affiliates are subject to the applicable policies of Licensor and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. Licensee shall provide Licensor with any agreement it proposes to enter into, with respect to the subject matter of this Agreement, with any employee of Licensor or any Licensor's Affiliates (including, without limitation, any member of the medical or research staff of Licensor or any Affiliate of Licensor) for Licensor's prior review and shall not enter into any oral or written agreement with any such employee which conflicts with any such policy. Licensor shall provide Licensee, at Licensee's request, with copies of any such policies applicable to any such employee.

6.	INDEMNIFICATION; INSURANCE; WARRANTY DISCLAIMER; NO CONFLICT

6.1	Indemnification.

(i)	Licensee shall indemnify, defend and hold harmless Licensor and Emory University, and their trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claim, suit, action, demand or judgment arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

(ii)	Licensees indemnification under (i) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

(iii)	Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to the Licensor to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(iv)This Section 6.1 shall survive expiration or termination of this Agreement.

6.2	Insurance.

(i)	Prior to any clinical trial, commercial distribution of Licensed Product or the sale of product, process or service utilizing the Licensed Technology, by Licensee or by a sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[***] per incident and $[***] annual aggregate through and up to the completion of Phase II clinical trials; $[***] per incident and $[***] annual aggregate after completion of Phase II and up to completion of Phase III clinical trials; and $[***] per incident and $[***] annual aggregate after first commercial sale of the Licensed Product. Such commercial general liability insurance shall provide (a) product liability coverage and (b) contractual liability coverage for Licensee's indemnification under Section 6.1 of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[***] annual aggregate) such self-insurance program must be reasonably acceptable to the Emory, Licensor and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Section 6.2 shall not be construed to create a limit of Licensee's liability with respect to its indemnification under Section 6.1 of this Agreement.

(ii)Licensee shall provide Licensor with written evidence of such insurance upon request of Licensor. Licensee shall provide Licensor with written notice at least [***] days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such [***] day period, Licensor shall have the right to terminate this Agreement effective at the end of such [***] day period without notice of any additional waiting periods.

(iii)	Licensee shall maintain such commercial general liability insurance during (a) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, affiliate or agent of licensee and (b) a reasonable period after the period referred to in (iii)(a) above which in no event shall be less than [***] years.

(iv)	This Section 6.2 shall survive expiration or termination of this Agreement.

(v)	Any Sublicensee shall maintain insurance in favor of Licensor under the same terms as set forth above.

6.3	Warranty Disclaimer.

(i)	LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE LICENSED TECHNOLOGY OR ANY LICENSED PRODUCTS AND HEREBY DISCLAIMS THE SAME.

(ii)	LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTY THAT THE MANUFACTURE, USE OR SALE OF ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER RIGHT OF ANY PARTY AND HEREBY DISCLAIMS THE SAME.

7.	TERM AND TERMINATION

7.1Term. Unless terminated earlier under the provisions of this Agreement, this Agreement will expire when Licensee has no further obligation to make or cause to be made any royalty or other payment under Section 3 of this Agreement.

7.2Termination by Licensor. Licensor shall have the right to terminate this Agreement and the license granted thereunder upon the happening of any of the following events:

(i)Licensee fails to pay or cause to be paid any royalty or other payment which has become due to Licensor under Section 3 of this Agreement, within [***] days after receiving a written request from Licensor to make such payment or to cause such payment to be made;

(ii)	Licensee fails to comply with any due diligence requirement provided for in Section 5.1 and has not cured such failure within [***] days after written notice from Licensor to Licensee specifying the nature of such failure; or

(iii)	Licensee is in breach of or default under any other provision of this Agreement and has not cured such breach or default within [***] days after written notice from Licensor to Licensee specifying the nature of such breach or default.

(iv)Termination by Licensee. Licensee shall have the right to terminate this Agreement for any reason upon [***] days prior written notice to Licensor.

7.3	Effect of Termination.

(i)	Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination.

(ii)	Upon any termination of this Agreement by Licensor, Licensee agrees to negotiate with Licensor in good faith reasonable business terms for Licensor to utilize and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies in connection with, the Licensed Technology in order to assist Licensor or its licensees in developing the Licensed Technology and obtaining any approvals required to make, have made, use, offer to sell or sell Licensed Products.

(iii)The provisions of Sections 4.2 (Confidential Information), 4.3 (Enforcement of Intellectual Property Rights), 6.1 (Indemnification), 6.2 (Insurance), 6.3 (Warranty Disclaimer), and 8 (Dispute Resolution) shall survive termination of this Agreement for any reason.

(iv)Licensee and any Sublicensee may, after Termination, sell all Licensed Products which are in inventory at the time of termination, and complete and sell Licensed Products which Licensee can clearly demonstrate were in the process of manufacture at the time of such termination, provided that Licensee shall pay to Licensor any royalties due on the sale of such Licensed Products and shall submit reports, in accordance with this Agreement.

8.	DISPUTE RESOLUTION

8.1Any dispute or issue relating to or in connection with this Agreement (a "Dispute") shall initially be referred to Licensor's Director of Technology Ventures Office ("TYO"), Emory's Director of Office of Technology Transfer,("OTT") and Company's CEO to resolve the Dispute. However, notwithstanding any of the terms of this Section and without limiting any other remedies that may be available, each Party shall have the right to seek immediate injunctive relief and other equitable relief from any court of competent jurisdiction to enjoin any breach or violation of this Agreement concerning confidential information or any other intellectual property licensed under this Agreement, without any obligation to unde1iake extra-judicial dispute resolution of any such Dispute or claim or otherwise to comply with this Section

(b)If the Director of TVO, Director Emory's OTT, and Company's CEO are unable to resolve the Dispute within [***] days after such referral, then such Dispute shall be referred to a mediator who has been mutually selected by the Parties. If the Parties are unable to agree upon a mediator, then either Party may petition a court of competent jurisdiction in the Commonwealth of Massachusetts and such court shall appoint an independent mediator with relevant experience and sufficient qualifications to provide mediation services to the Parties.

(c)If the Parties are unable to resolve the Dispute with the assistance of a mediator within [***] business days of the selection or appointment thereof, the Dispute shall be referred to arbitration. The Dispute shall be finally settled by binding arbitration in accordance with this Agreement and the substantive laws of the Commonwealth of Massachusetts, following the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The venue for any arbitration hereunder shall be Boston, Massachusetts, United States, and each Party waives the defense of forum non conveniens and any other defense to personal jurisdiction on grounds of inconvenient forum or otherwise. The award of the arbitration shall be final and binding upon the Parties, and may be entered and enforced in any court of competent jurisdiction. Without limiting the foregoing, each Party consents to the jurisdiction of the state and federal courts in the Commonwealth of Massachusetts for purposes of any suit to compel mediation or arbitration and any suit to confirm and enforce an arbitration award.

(d)If a Party believes that it will be irreparably harmed during the arbitration process, such Party may seek injunctive relief in any

Massachusetts court having competent jurisdiction over the parties and the subject matter to enjoin any breach or violation pending an adjudication on the merits in arbitration. Further, without limiting such Party's right to seek injunctive relief from a court of competent jurisdiction, either Party may apply to the arbitral tribunal of the AAA seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

(e)Each Party shall bear its own costs in obtaining the dispute resolution, as outlined above. Nothing herein shall be interpreted to limit the rights of any part to seek injunctive relief or equitable relief pending alternative dispute resolution.

9.	GENERAL

9.1Assignment. This Agreement shall be binding upon and shall inure to the benefit of each Party and each Party's respective transferees, successors and assigns, provided, however, that neither Party shall have the right to assign this Agreement or its rights and obligations hereunder to any other Person without the prior written consent of the other Party, except as expressly provided in this paragraph. Each Party may assign or otherwise transfer this Agreement and the License granted hereby and the rights acquired by it hereunder in connection with a sale or other transfer of such Party's entire business or that part of such Party's business to which the License granted hereby relates, provided, in all such cases, that any such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement or is so bound by operation of law. Any purported assignment in violation of the provisions of this paragraph shall be null and void.

9.2Entire Assignment/Amendments. This Agreement constitutes the entire and only agreement between the Parties relating to Licensed Invention, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements amending, altering or supplementing the terms hereof may be made except by means of a written document signed by a duly authorized representative of each Party.

9.3Notices. Any notice, communication or payment required or permitted to be given or made hereunder shall be in writing and, except as otherwise expressly provided in this Agreement, shall be deemed given or made and effective (i) when delivered personally; or (ii) when delivered by telex or telecopy (if not a payment); or (iii) when received if sent by overnight express or mailed by certified, registered or regular mail, postage prepaid, addressed to parties at their address stated below, or to such other address as such party may designate by written notice in accordance with the provisions of this Section 9.3.

LICENSOR:

With a copy to:

LICENSEE:

Mark Chalek

Chief of Business Ventures

Beth Israel Deaconess Medical Center: BR-2 330 Brookline Avenue

Boston, MA 02215

Fax# 617-667-0537

Office of General Counsel CareGroup, Inc.

109 Brookline Ave., BR-3 Boston, MA 02215

Mark A. Tepper, Ph.D. Primatope Therapeutics Inc. 508 Dudley Rd, Suite 400

Newton, MA 02459

Fax: 617-795-2189

9.4Governing Law. This Agreement shall be construed and enforced in accordance with the domestic substantive laws of Massachusetts without regard to any choice or conflict of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction other than (i) United States federal law, to the extent applicable and (ii) in regard to any question affecting the construction or effect of any patent, law of the jurisdiction under which such patent is granted.

9.5Headings. Headings included herein are for convenience only, and shall not be used to construe this Agreement.

9.6Independent Contractors. For the purpose of this Agreement and all services to be provided hereunder, each shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

9.7Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

9.8No Waiver. Failure of either party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement arising out of any subsequent default or breach.

9.9Limitation of Liability. Neither Party shall be liable to the other Party for indirect, incidental or consequential damages arising out of any of the terms or conditions of this Agreement or with respect to its performance or lack thereof.

9.10Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original document, but all of which shall constitute the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WI1NESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

THE BETH ISRAEL

DEACONESS MEDICAL CENTER

By: /s/ Mark Chalek

Title: Chief, Business Ventures

Mark Chalek

Chief, Business Ventures

Beth Israel Deaconess Medical Center

330 Brookline Avenue, FN-2

Boston, MA 02215

PRIMATOPE THERAPEUTICS INC

By: /s/ Mark Tepper

Title: President & CEO

1179259.02

Schedule 1.8

LICENSED FIELD

FIELD OF USE shall mean any and all uses and applications, including without limitation for the treatment, prevention or diagnosis of diseases or medical indications in humans or animals.

Schedule 1.10

LICENSED PATENTS

The following patents and patent applications:

[***]

Schedule 1.12

LICENSED TERRITORY

Worldwide

Schedule 1.13

BIOLOGICAL MATERIALS

[***]

Schedule 2.1 (ii)

PRE-EXISTING THIRD PARTY RIGHTS

US Government rights as described in Section 2.1 (i) of this Agreement.

Schedule 2.1 (iii)

LICENSOR'S RETAINED RIGHTS

Schedule 3.1(i)

LICENSING FEES

Upon execution of this Agreement, Licensee shall pay to Licensor [***] as a license signing fee.

Beginning on the second anniversary of the Effective Date, Licensee shall pay to Licensor a license maintenance fee of [***]. For the purpose of clarity the second anniversary will be November 1, 2015.

Each of the fees specified in this Schedule are non-refundable. The license maintenance fee will be creditable against any other payments due to Licensor under this Agreement in the same calendar year.

Schedule 3.l(ii)

EQUITY INTEREST

(a)	As used herein the following tem1s have the following definitions:

(i)"Common Stock" means shares of the Licensee's capital stock which have been designated as common stock.

(ii)"Fully Diluted Capital" means the total issued and outstanding Securities of the Licensee on a fully exercised, fully diluted, and on an as converted to Common Stock basis. With respect to any of the Licensee's Securities which are convertible into other Securities of the Licensee, if the conversion price of those Securities is not ascertainable at the time of the determination of the Fully Diluted Capital, the conversion price shall be deemed to be equal to the price at which the Licensee last issued Common Stock to an arm's length purchaser for value. With respect to any Securities allocated to a stock option plan or similar compensatory arrangement by the Licensee, all Securities allocated to any such plan or arrangement shall be deemed to be issued and outstanding whether or not any such Securities are then exercisable or subject to any grants.

(iii)"Pre-money Valuation" means the value of the Licensee immediately prior to the first closing of a Qualified Financing based on (1) the aggregate gross purchase price of the Securities in such Qualified Financing including consideration payable at the time of any closing and including consideration payable at any time thereafter or on a conditional or contingent basis, and (2) the percentage ownership being acquired by the purchasers (other than the Licensor) of Securities in that Qualified Financing.

(iv)"Qualified Financing" means any issuance by the Licensee of Securities to one or more arm's length purchaser(s) for value for which issuance the Pre-money Valuation of the Licensee plus the aggregate gross purchase price of the Securities being issued by the Licensee at the closing of the Qualified Financing is equal to or in excess of [***].

(v)"Securities" has the same meaning as the term "security" as defined in the Securities Act of 1933, as amended, including, without limitation, any equity security of any class or series, and any option, warrant, or other convertible security including debt securities which are conve1iible at any time or for any reason or under any conditions into equity securities.

(b)In partial consideration for the technology license granted to the Licensee pursuant to the License Agreement, the Licensee shall issue and deliver to the Licensor, within [***]

calendar days of the execution of the License Agreement and without any fee or consideration, shares of Common Stock which shall equal [***] of the Fully Diluted Capital. Thereafter, until the closing of a Qualified Financing, the following shall occur:

(i)if the Licensee issues any Securities other than in a Qualified Financing, the Licensee shall simultaneously issue and deliver to the Licensor, without any additional fee or consideration, from time to time, such number of additional shares of Common Stock so as to cause the Licensor to continue to own shares of Common Stock representing [***] of the Fully Diluted Capital of the Licensee; and

(ii)with respect to a Qualified Financing, the Licensee shall simultaneously issue and deliver to the Licensor, without any additional fee or consideration, such number of additional shares of Common Stock so as to cause the Licensor to own shares of Common Stock representing [***] of the Fully Diluted Capital of the Licensee assuming solely for the purposes of this Section (b)(ii) that only that number of Securities with aggregate consideration equal to (I) [***] minus (2) the Pre-money Valuation are sold to purchasers (other than the Licensor) in the Qualified Financing. By way of clarity if the Pre-money Valuation is equal to or greater than [***], no additional shares of Common Stock shall be issued to the Licensor under this Section (b)(ii).

Schedule 3.1(iii)

RUNNING ROYALTIES

In countries of the Territory where the using, importing, offering for sale or selling of Licensed Product would be covered by a Pending Claim, or, except for the license hereunder, be an infringement of a Valid Claim of the Licensed Patents, Licensee shall pay or cause to be paid to Licensor a running earned royalty equal to the Applicable Percentage of Net Sales of Licensed Products, as follows:

Beginning as of the Effective Date of this Agreement, Licensee shall pay Licensor a running earned royalty as follows:

[***]

All Net Sales amounts shall be annually aggregated, and cumulative for all indications. Licensee shall pay any applicable withholding taxes.

If Licensee or any Sublicensee is obligated or deems it reasonably necessary to pay a royalty to any third party that is infringed by the manufacture, use or sale of a Licensed Product. Licensee and any Sublicensee shall be entitled to deduct the royalty payments made to such third party from the running royalty payments due under this Agreement; provided, however that in no event shall the royalties payable to Licensor be reduced to less than [***] percent of the amount due under this Agreement.

Licensee's obligation to pay a running royalty with respect to the Net Sale of any Licensed Product shall terminate on a country-by-country basis, upon expiration of any Licensed Patent applicable to the manufacture, use or sale of such Licensed Product.

Notwithstanding any other provision of this Agreement, in the case of any Net Sale of any Licensed Product which qualifies as a Licensed Product solely as a result of the application of Section l .13(ii) (i.e., a product whose manufacture, use or sale relies in whole or in part on some or all of the Licensed Knowhow but would not, absence the license granted by this Agreement, infringe any valid claim included in any Licensed Patent or any portion thereof), the Applicable Percentage shall be reduced by [***]% of the Applicable Percentage specified above.

Within [***] days of the end of each calendar quarter in which any Net Sales occur, Licensee shall calculate the running royalty amount owed to Licensor and shall remit to Licensor the amount owed to Licensor. Such payment shall be accompanied by a statement showing the calculation of the amount owed for each country, the total Net Sales of Licensed Product by country for that quarter, the exchange rate used to convert any royalty amounts into United States dollars and the total Net Sales for that quarter in all countries. For purposes of determining when a sale of Licensed Product occurs, the sale shall be deemed to occur on the date of invoice to the purchaser of the Licensed Product.

Schedule 3.l(iv)

MINIMUM ROYALTIES

[***]

Schedule 3.l(v)

MILESTONE PAYMENTS

Licensee shall make the following payments to Licensor within [***] days of the initial occurrence of each of the following events:

Event

Amount

[***]

The foregoing milestone payments shall be non-refundable to Licensee and are not creditable against any other payments payable to Licensor under this Agreement.

Schedule 3.l(vi)

SUBLICENSING AND OTHER FEES

In the event Licensee shall receive, in connection with the grant to any third party or parties of a sublicense or other right, license, privilege or immunity to make, have made, use, offer to sell, sell or otherwise dispose of Licensed Products, any of the following forms of consideration, Licensee shall pay to Licensor within [***] days of Licensee's receipt of any such consideration the specified amount:

[***]

The foregoing payments shall be non-refundable to Licensee and are not creditable against any other payments payable to Licensor under this Agreement.

Schedule 4.1

PATENT PROSECUTION

Licensor shall be responsible for prosecuting and maintaining all Licensed Patents.

Without limiting the generality of the foregoing, Licensee shall reimburse Licensor for [***]. Licensee shall reimburse Licensor for all such expenses after the execution of the License within [***] days of receipt of invoice for the expenses. Licensee shall cooperate with Licensor in regard to such maintenance and prosecution. Licensor shall provide Licensee with copies of all filings and relevant documentation and an opportunity to comment thereon prior to their submission. Should Licensor determine to abandon prosecution of, or to cease to maintain, any Licensed Patent, in any jurisdiction, Licensor shall so notify Licensee and shall permit Licensee, should Licensee choose to do so, at Licensee's expense, to continue to prosecute or maintain such Licensed Patent in such jurisdiction, and Licensor shall cooperate with Licensee in regard thereto.

Schedule 5.1

SPECIFIC DUE DILIGENCE OBLIGATIONS

[***]